CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of WEBTOON Entertainment Inc. of our report dated March 5, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in WEBTOON Entertainment, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Samil PricewaterhouseCoopers
Seoul, Korea
March 5, 2026